INTERNATIONAL SHIPHOLDING CORPORATION REPORTS SECOND QUARTER 2012 RESULTS

DECLARES SECOND QUARTER DIVIDEND OF $0.25 PER SHARE

Mobile, Alabama, July 25, 2012 – International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Highlights

•	Reported adjusted net income of $1.8 million for the three months ended June 30, 2012, excluding non-cash losses of $1.1 million

•	Purchased the Jones Act Molten Sulphur Carrier previously on lease

•	Declared a second quarter dividend of $0.25 per share payable on September 4, 2012 to shareholders of record as of August 16, 2012

Net Income
The Company reported net income of $704,000 for the three months ended June 30, 2012, which included non-cash transaction losses and out of period adjustments totaling $1.1 million. The non-cash transaction losses consisted of deferred gain recognition and currency exchange losses attributed to the yen denominated loan facility.  For the comparable three months ended June 30, 2011, the Company reported net income of $2.8 million which included a non-cash currency exchange loss of $1.9 million also attributed to the yen denominated loan facility.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated, “Our results for the second quarter were negatively affected by the impact of depressed drybulk shipping markets. However, as newbuilding vessels are absorbed into the world fleet, as older vessels are scrapped and as the newbuilding order book is reduced, the drybulk shipping markets should improve. In the meantime, in this challenging environment, our longstanding established contracting strategy of medium and long term charters will continue to provide a predictable solid foundation for our revenue.”

“As we further pursue our strategy of growing our fleet in an accretive manner, we continue to provide shareholders with value through our dividend policy. For the second quarter, the Board declared a dividend payment of $0.25, in line with our 2012 dividend target of $1.00 per share.”

Operating Income
Operating income for the three months ended June 30, 2012, was $3.5 million as compared to $6.7 million for the comparable 2011 period.  The Company’s gross voyage profit representing the operating results of its five reporting segments was $13.3 million compared to $18.2 million in the 2011 three month period.  The comparable results by reporting segment are shown below:

		International		Rail Ferry
	U.S. Flag	Flag	COA	Service	Other	Totals
(all amounts in millions)
Second Quarter 2012
Gross Voyage Profit	6.630	4.679	0.126	1.448	0.411	13.294

Depreciation	(2.310)	(2.702)	--	(0.701)	(0.010)	(5.723)
Gross Profit
(After Depreciation)	4.320	1.977	0.126	0.747	0.401	7.571

Second Quarter 2011
Gross Voyage Profit	9.335	7.524	(0.101)	1.056	0.333	18.147

Depreciation	(2.495)	(2.699)	--	(0.899)	(0.002)	(6.095)
Gross Profit
(After Depreciation)	6.840	4.825	(0.101)	0.157	0.331	12.052

Gross voyage profit for the U.S. Flag Time Charter segment was lower due to the expiration of the three operating contracts with the Military Sealift Command (MSC) which occurred near the end of the first quarter of 2012.  This was partially offset by higher supplemental cargo volumes and the operation of the ice strengthened vessel on charter to the MSC.  The International Flag Time Charter segment reported lower results reflecting the divestiture of two of its Pure Car Truck Carriers in the first quarter of 2012.  This segment was also impacted by the dry bulk market which continues to experience depressed rate levels.  The Contract of Affreightment and Rail Ferry segments reported slightly higher results reflecting lower operating costs during the quarter.  The Company’s Other Segment, consisting mainly of chartering brokerage and agency services, reported comparable quarterly results.

Administrative and general expenses were lower by $735,000 for the quarter ended June 30, 2012, compared to the same period in 2011.  Compensation expenses were lower as income bonus levels were not achieved for the quarter.

Gain on Purchase
During the quarter the Company reacquired the Jones Act Molten Sulphur Carrier which was divested in 2007 in a sale leaseback transaction.  The unamortized deferred gain from the 2007 sale was recognized in this quarter at reacquisition.

Interest and Other
During the three month period ended June 30, 2012, the Japanese Yen strengthened in relation to the U.S. Dollar from 82.82 to 79.81, producing a non-cash charge to earnings of $1.7 million.  Year to date, the yen has depreciated in relation to the U.S. Dollar and earnings have been favorably impacted by $1.9 million.

Unconsolidated Entities
The results from the Company’s investments in 50% or less owned ventures increased in the three months ended June 30, 2012, when compared to the same period in 2011.  The results from the 25% investment in the Company owning ten mini-bulkers had non-recurring start up charges that were reported in the 2011 period, while the current year’s results are due to a favorable out of period adjustment related to an effective interest rate swap.

Balance Sheet
The Company’s working capital at June 30, 2012, was approximately $10.5 million, a decrease of $13.9 million from March 31, 2012.  Cash and cash equivalents reflected a balance of $21.2 million.  The purchase of the Jones Act Sulphur Carrier during the quarter for approximately $23 million was funded using the Company’s available cash.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.25 dividend payable on September 4, 2012, for each share of common stock owned on the record date of August 16, 2012.  All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

Conference Call
In connection with this earnings release, management will host an earnings conference call on Thursday, July 26, 2012 at 10:00 AM ET. To participate in the conference call, please dial (888) 208-1427 (domestic) or (913) 312-0677 (international). Participants can reference the International Shipholding Corporation Second Quarter 2012 Earnings Call or passcode 2508041. Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com. Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through August 2, 2012, at (877) 870-5176 (domestic) or (858) 384-5517 (international). The passcode for the replay is 2508041.

About International Shipholding
International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and international flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements
This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2011 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com

Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011
Revenues	$60,320	$69,961	$125,524	$134,295

Operating Expenses:
Voyage Expenses	47,026	51,814	97,852	100,804
Vessel Depreciation	5,723	6,095	12,080	11,469
Administrative and General Expenses	4,720	5,455	10,228	11,284
Gain on Dry Bulk Transaction	-	(130)	-	(18,844)
Loss (Gain) on Sale/Purchase of Other Assets	(667)	-	(4,466)	-

Total Operating Expenses	56,802	63,234	115,694	104,713

Operating Income	3,518	6,727	9,830	29,582

Interest and Other:
Interest Expense	2,281	2,330	5,008	4,620
Derivative Loss (Income)	117	106	(32)	(15)
Gain on Sale of Investment	(24)	(114)	(66)	(114)
Other Income from Vessel Financing	(605)	(672)	(1,227)	(1,360)
Investment Income	(146)	(185)	(274)	(385)
Foreign Exchange Loss (Gain)	1,734	1,900	(1,914)	411
	3,357	3,365	1,495	3,157

(Loss) Income Before Provision for Income Taxes and
Equity in Net (Loss) Income of Unconsolidated Entities	161	3,362	8,335	26,425

Provision for Income Taxes:
Current	108	173	276	381
	108	173	276	381

Equity in Net Income (Loss)of Unconsolidated
Entities (Net of Applicable Taxes)	651	(351)	581	874

Net (Loss) Income	$704	$2,838	$8,640	$26,918

Basic and Diluted Earnings Per Common Share:

Basic Earnings Per Common Share:	$0.10	$0.39	$1.20	$3.72

Diluted Earnings Per Common Share:	$0.10	$0.39	$1.20	$3.70

Weighted Average Shares of Common Stock Outstanding:
Basic	7,203,860	7,228,252	7,187,236	7,230,530
Diluted	7,234,505	7,265,092	7,202,559	7,260,598

Dividends Per Share	$0.250	$0.375	$0.500	$0.750

INTERNATIONAL SHIPHOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	June 30,	December 31,
ASSETS	2012	2011

Cash and Cash Equivalents	$21,203	$21,437
Restricted Cash	-	8,907
Marketable Securities	13,111	12,827
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $100 and $100 in 2012 and 2011:	20,276	20,553
Federal Income Taxes Receivable	-	242
Net Investment in Direct Financing Leases	3,310	6,278
Other Current Assets	3,596	4,037
Notes Receivable	4,430	4,450
Material and Supplies Inventory	4,603	5,034
Total Current Assets	70,529	83,765

Investment in Unconsolidated Entities	13,180	12,800

Net Investment in Direct Financing Leases	15,291	43,837

Vessels, Property, and Other Equipment, at Cost:
Vessels	561,632	581,705
Leasehold Improvements	26,348	26,128
Construction in Progress	252	20,729
Furniture and Equipment	9,529	9,372
	597,761	637,934
Less - Accumulated Depreciation	(179,235)	(171,820)
	418,526	466,114

Other Assets:
Deferred Charges, Net of Accumulated Amortization	19,066	16,546
of $15,821 and $17,429 in 2012 and 2011, Respectively
Intangible Assets, Net	1,932	3,219
Due from Related Parties	1,633	1,571
Notes Receivable	35,561	37,714
Other	5,180	13
	63,372	59,063

TOTAL ASSETS	$580,898	$665,579

INTERNATIONAL SHIPHOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$27,849	$36,079
Accounts Payable and Accrued Liabilities	32,152	28,343
Total Current Liabilities	60,001	64,422

Long-Term Debt, Less Current Maturities	191,945	286,014

Other Long-Term Liabilities:
Lease Incentive Obligation	6,571	6,640
Other	69,137	59,148

TOTAL LIABILITIES	327,654	416,224

Stockholders' Equity:
Common Stock	8,600	8,606
Additional Paid-In Capital	85,711	85,830
Retained Earnings	207,944	204,109
Treasury Stock	(25,403)	(25,403)
Accumulated Other Comprehensive (Loss)	(23,608)	(23,787)
TOTAL STOCKHOLDERS' EQUITY	253,244	249,355

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$580,898	$665,579

INTERNATIONAL SHIPHOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011

Cash Flows from Operating Activities:
Net Income	$8,640	$26,918
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	12,357	11,961
Amortization of Deferred Charges and Other Assets	5,214	4,029
Gain on Dry Bulk Transaction	-	(18,844)
Non-Cash Stock Based Compensation	544	1,006
Equity in Net Income of Unconsolidated Entities	(581)	(874)
Distributions from Unconsolidated Entities	-	750
Gain on Purchase / Sale of Assets	(4,466)	-
Gain on Sale of Investments	(66)	(114)
Gain (Loss) on Foreign Currency Exchange	(1,914)	411
Changes in:
Deferred Drydocking Charges	(7,623)	(4,359)
Accounts Receivable	277	(4,817)
Inventories and Other Current Assets	(624)	1,816
Other Assets	1,950	89
Accounts Payable and Accrued Liabilities	(594)	(121)
Other Long-Term Liabilities	(3,204)	1,249
Net Cash Provided by Operating Activities	9,910	19,100

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	2,279	2,711
Unearned Income from Direct Financing Leases	-
Capital Improvements to Vessels and Other Assets	(46,103)	(17,216)
Proceeds from Sale of Assets	130,315	-
Purchase of Marketable Securities	(5)	(85)
Proceeds from Sale of Marketable Securities	159	2,755
Investment in Unconsolidated Entities	(750)	(1,796)
Acquisition of Unconsolidated Entity	-	7,092
Net Decrease/(Increase) in Restricted Cash Account	6,907	(6,549)
Proceeds from Note Receivables	2,507	2,069
Net Cash Provided by (Used In) Investing Activities	95,309	(11,019)

Cash Flows from Financing Activities:
Proceeds from Issuance of Debt	41,175	58,079
Repayment of Debt	(141,559)	(49,378)
Additions to Deferred Financing Charges	(264)	(1,479)
Common Stock Dividends Paid	(4,805)	(5,625)
Net Cash (Used In) Provided by Financing Activities	(105,453)	1,597

Net (Decrease) / Increase in Cash and Cash Equivalents	(234)	9,678
Cash and Cash Equivalents at Beginning of Period	21,437	24,158

Cash and Cash Equivalents at End of Period	$21,203	$33,836